EXHIBIT 4.9

NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK ISSUED UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

SIMPLEPONS, INC.

PLACEMENT AGENT WARRANT TO PURCHASE

58,000 SHARES

OF COMMON STOCK

Agent Warrant No.: PAW-____	Dated: __, 2012

SIMPLEPONS, INC., a Delaware corporation (the “Company”), hereby certifies that, for value received, Felix Investments LLC or its Permitted Transferees (as hereinafter defined) (the “Holder”), is entitled to purchase from the Company up to a total of ______________ (_____) shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price of $.25 (as adjusted from time to time as provided in Section 9, the “Exercise Price”), at any time and from the date hereof and through _____, 2017 (the “Expiration Date”), and subject to the following terms and conditions. The term “Common Stock,” as used herein shall include, unless the context otherwise requires, the stock and other securities and property at the time receivable upon the exercise of this Warrant. The term “Warrants,” as used herein, shall mean this Warrant and any other Warrants delivered in substitution or exchange therefor as provided herein.

This Warrant (“Warrant”) is issued pursuant to that certain Placement Agency Agreement (the “Placement Agency Agreement”), dated February 15, 2012, by and between the Company and Felix Investments LLC (“Felix” or the “Placement Agent”) as partial consideration for Felix accepting the appointment by the Company as the Company’s exclusive placement agent in connection with the Company’s private placement (the “Offering”) of its shares of Common Stock, pursuant to the Company’s Confidential Private Offering Memorandum dated February 15, 2012, as supplemented and amended from time to time (the “Memorandum”).

1.    Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Placement Agency Agreement.

2. Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3. Registration of Transfers. The Company shall register the transfer and/or assignment of any portion of this Warrant to one or more Persons (each a “Permitted Transferee”) in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company’s transfer agent or to the Company at its address specified herein. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the Permitted Transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the Permitted Transferee thereof shall be deemed the acceptance by such Permitted Transferee of all of the rights and obligations of a holder of a Warrant. For the purposes hereof, the term “Person” means an individual, entity, corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust or unincorporated organization.

4. Exercise and Duration of Warrants.

(a) This Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the date hereof to and including the Expiration Date. At 5:00 P.M., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value and this Warrant shall be terminated and no longer be outstanding.

(b) The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached hereto (the “Exercise Notice”), appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice pursuant to Section 10 below), and the date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.”

(c) Exercise Disputes. In the case of any dispute with respect to the number of Warrant Shares to be issued upon exercise of this Warrant, the Company shall promptly issue such number of Warrant Shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via fax (or, it the Holder has not provided the Company with a fax number, by overnight courier) within five (5) Business Days of receipt of the Holder’s election to purchase Warrant Shares. If the Holder and the Company are

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unable to agree as to the determination of the Exercise Price within five (5) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall in accordance with this Section, submit via facsimile the disputed determination to its independent auditor. The Company shall cause its independent auditor to perform the determinations or calculations and notify the Company and the Holder of the results promptly, in writing and in sufficient detail to give the Holder and the Company a clear understanding of the issue. The determination by the Company’s independent auditor shall be binding upon all parties absent manifest error. The Company shall then on the next Business Day instruct its transfer agent to issue certificate(s) representing the appropriate number of Warrant Shares of Common Stock in accordance with the independent auditor’s determination and this Section. The prevailing party shall be entitled to reimbursement of all fees and expenses of such determination and calculation. For the purposes hereof, the term “Business Day” means any day on which banks located in New York City are not required or authorized by law to remain closed.

5. Delivery of Warrant Shares.

(a) Upon exercise of this Warrant, the Company shall promptly (but in no event later than five (5) Business Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the Warrant Shares to which the Holder is entitled upon such exercise, free of restrictive legends unless a registration statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective and the Warrant Shares are not freely transferable pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). To the extent the Warrant Shares may be issued free of restrictive legends as set forth above, upon request of the Holder, the Company shall use its best efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

(b) This Warrant is exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares. Upon surrender of this Warrant following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

(c) The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

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6. Charges, Taxes and Expenses. Issuance and delivery of certificates for Warrant Shares upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable bond or indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

8. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (after giving effect to the adjustments and restrictions of Section 9, if any). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed.

9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

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(b) Fundamental Transactions. If at any time prior to the Expiration Date of this Warrant the Company proposes to engage in a “Fundamental Transaction” (as hereinafter defined) then, and in any one or more of such cases, the Company will give to the Holder(s) at least ten (10) days’ prior written notice of the date on which the books of the Company will close or a record will be taken for determining rights to vote with respect to such Fundamental Transaction. Such notice will describe the nature of the Fundamental Transaction, the date on which the holders of their Common Stock will be entitled thereto, and such notice will also specify the date on which the holders of the Common Stock will be entitled to exchange the Common Stock for securities or other property deliverable upon the consummation of the Fundamental Transaction. A “Fundamental Transaction” is any (i) merger or consolidation of the Company with or into (unless the Company is the surviving corporation) another Person, (ii) any sale, assignment, transfer, conveyance or other disposition by the Company of all or substantially all of its assets in one or a series of related transactions; provided, however, that for avoidance of doubt, the granting of a lien on all or substantially all of the Company’s assets as collateral shall not be deemed a Fundamental Transaction hereunder, (iii) purchase, tender or exchange offer by the Company (or to which the Company is a party) that will be for more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (iv) business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) requiring shareholder approval with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9 (a) above).

(c) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time while this Warrant is outstanding makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the Holder of this Warrant shall receive upon exercise hereof, in addition to the number of shares of Common Stock receivable hereupon, the amount of securities of the Company which the Holder would have received had this Warrant been exercised on the date of such event and had Holder thereafter, during the period from the date of such event to and including the exercise date, retained such securities receivable by the Holder as aforesaid during such period, subject to all other adjustments called for during such period under this Section 9 with respect to the rights of the Holder of this Warrant.

(d) The Company will not by reorganization, transfer of assets, consolidation, merger, dissolution, or otherwise, avoid or seek to avoid observance or performance of any of the terms of this Section 9, but will at all times in good faith assist in the carrying out and performance of all provisions of this Section 9 in order to protect the rights of the Holder against impairment.

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(e) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, as applicable, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased, as applicable, number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(f) Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s Transfer Agent.

(h) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least ten calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

10. Payment of Exercise Price. The Holder shall pay the Exercise Price in immediately available funds (a “cash exercise”); or the Holder may satisfy its obligation to pay the Exercise Price through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

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X = Y [(A-B)/A]
where:
X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised (prior to cashless exercise).

A = the average of the Closing Prices for the five (5) Trading Days immediately prior to (but not including) the Exercise Date.

B = the Exercise Price.

For purposes of this Section 10, “Closing Prices” for any date, shall mean the closing price per share of the Common Stock for such date (or the nearest preceding date) on the primary trading market on which the Common Stock is then listed or quoted.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Placement Agency Agreement (provided the Securities and Exchange Commission continues to take the position that such treatment is proper at the time of such exercise).

11. Limitation on Exercise. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 4.9% (the “Maximum Percentage”) of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, “beneficial ownership” shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Company’s obligation to issue shares of Common Stock in excess of the limitation referred to in this Section shall be suspended (and shall not terminate or expire notwithstanding any contrary provisions hereof) until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation, but in no event later than the Expiration Date. By written notice to the Company, the Holder may waive the provisions of this Section or increase or decrease the Maximum Percentage to any other percentage specified in such notice, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such waiver or increase or decrease will apply only to the Holder and not to any other holder of Warrants.

12. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. In lieu of any fractional shares which would, otherwise be issuable, subject to Section 11, the Company shall pay the Holder entitled to such fractional Warrant Share a sum in cash equal to such fraction (calculated to the nearest 1/100th of a Warrant Share) multiplied by the then effective Exercise Price.

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13. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in the Placement Agency Agreement prior to 5:00 p.m. (New York City time) on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in the Purchase Agreement on a day that is not a Business Day or later than 5:00 p.m. (New York City time) on any Business Day, (iii) the Business Day following the date of mailing if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices or communications shall be as set forth in the Placement Agency Agreement.

14. Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon thirty (30) days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation and/or other entity into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

15. Automatic Conversion upon Expiration. Subject to Section 11, in the event that, upon the Expiration Date, the Closing Prices per share of Common Stock (or other security issuable upon the exercise hereof) as determined in accordance with Section 10 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted on a cashless basis pursuant to Section 11 above as to all Warrant Shares (or such other securities) for which it shall not previously have been exercised. Upon surrender of this Warrant as provided in Section 11 above, the Company shall promptly deliver a certificate representing the Warrant Shares (or such other securities) issued upon such conversion to Holder.

16. Registration Rights. The Holder of this Warrant is entitled to have the shares of Common Stock issuable upon exercise of this Warrant registered for resale under the Securities Act, pursuant to and in accordance with the Registration Rights Agreement (as defined in the Memorandum) by and between the Investors in the Offering and the Company which rights are expressly incorporated and made a part of this Warrant.

17. Loss or Mutilation. Upon receipt by the Company of evidence satisfactory to it (in the exercise of reasonable discretion) of the ownership of and the loss, theft, destruction or mutilation of any Warrant and (in the case of loss, theft or destruction) of indemnity satisfactory to it (in the exercise of reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver in lieu thereof a new Warrant of like tenor.

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18.

19. Miscellaneous.

(a) Assignment; Binding Agreement. Subject to the restrictions on transfer set forth on the first page hereof, this Warrant may be transferred or assigned by the Holder to a Permitted Transferee pursuant to Section 3 provided, that, among other things, the Permitted Transferee covenants to be bound by the terms hereof. This Warrant may not be assigned by the Company, except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.

(b) No Interference. The Company will not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, seek to call or redeem this Warrant or avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise, (ii) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares, free from all taxes, liens, security interests, encumbrances, preemptive or similar rights and charges of stockholders (other than those imposed by the Holders), on the exercise of the Warrant, and (iii) will not close its stockholder books or records in any manner which interferes with the timely exercise of this Warrant.

(c) Remedies; Specific Performance. The Company acknowledges and agrees that there would be no adequate remedy at law to the Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant and accordingly, the Company agrees that, in addition to any other remedy to which the Holder may be entitled at law or in equity, the Holder shall be entitled to seek to compel specific performance of the obligations of the Company under this Warrant, without the posting of any bond, in accordance with the terms and conditions of this Warrant in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Warrant, the Company shall not raise the defense that there is an adequate remedy at law. Except as otherwise provided by law, a delay or omission by the Holder hereof in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative.

(d) Amendments and Waivers. No terms of this Warrant may be amended, waived or modified except by the express written consent of the Company and the Holder.

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(e) Governing Law; Venue; Waiver Of Jury Trial, Etc. This Warrant shall be governed by and construed solely and exclusively under and pursuant to the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. Each of the parties hereto expressly and irrevocably (1) agree that any legal suit, action or proceeding arising out of or relating to this Warrant will be instituted exclusively in either the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waive any objection they may have now or hereafter to the venue of any such suit, action or proceeding, and (3) consent to the in personam jurisdiction of either the New York State Supreme Court, County of New York, or the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the parties hereto further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in either the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon it mailed by certified mail to its address will be deemed in every respect effective service of process upon it, in any such suit, action or proceeding. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS WARRANT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY. THE PARTY PREVAILING THEREIN SHALL BE ENTITLED TO PAYMENT FROM THE OTHER PARTY HERETO OF ALL OF ITS REASONABLE COUNSEL FEES AND DISBURSEMENTS.

(f) Headings The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(g) Partial Invalidity. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

SIMPLEPONS, INC.

By:
Name: Martin Scott
Title: Chief Financial Officer

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FORM OF EXERCISE NOTICE

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To: SIMPLEPONS, INC.

The undersigned is the Holder of Warrant No. PAW-101 (the “Warrant”) issued by SimplePons, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

(a)	The Warrant is currently exercisable to purchase a total of ______________ Warrant Shares.

(b)	The undersigned Holder hereby exercises its right to purchase _________________ Warrant Shares pursuant to the Warrant.

(c)	The Holder shall make Payment of the Exercise Price as follows (check one):

______ “Cash Exercise” under Section 10
______ “Cashless Exercise” under Section 10

(d)	If the holder is making a Cash Exercise, the holder shall pay the sum of $____________ to the Company in accordance with the terms of the Warrant.

(e)	Pursuant to this exercise, the Company shall deliver to the holder ______________ Warrant Shares in accordance with the terms of the Warrant.

(f)	Following this exercise, the Warrant shall be exercisable to purchase a total of ______________ Warrant Shares.

(g)	Notwithstanding anything to the contrary contained herein, this Exercise Notice shall constitute a representation by the Holder that, after giving effect to the exercise provided for in this Exercise Notice, the Holder (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of such Person’s affiliates) of a number of shares of Common Stock which exceeds the Maximum Percentage of the total outstanding shares of Common Stock as determined pursuant to the provisions of Section 11 of the Warrant.

(h)	The Holder represents that, as of the date of exercise:

i.	the Warrant Shares being purchased pursuant to this Exercise Notice are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale; and

ii.	the Holder is an “accredited investor” as such term is defined in Rule501(a)(1) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

(i)	If the Holder cannot make the representations required in Section (h)(ii), above, because it is factually incorrect, it shall be a condition to the exercise of the Warrant that the Company receive such other representations as the Company considers necessary, acting reasonably, to assure the Company that the issuance of securities upon exercise of this Warrant shall not violate any United States or other applicable securities laws.

Dated: _________________, _________	Name of Holder:__________________________________
(Print)

By:______________________________________
Name:____________________________________
Title:_____________________________________
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________ the right represented by the within Warrant to purchase ____________ shares of Common Stock of SimplePons, Inc. to which the within Warrant relates and appoints ________________ attorney to transfer said right on the books of SimplePons, Inc. with full power of substitution in the premises.

The undersigned transferee agrees to be bound by the covenants of the Warrant Holder during the term of the Warrant.

The undersigned transferee agrees represents and warrants that:

i.	the Warrant Shares being purchased pursuant to this Assignment are being acquired solely for the transferee’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale; and

ii.	the undersigned transferee is an “accredited investor” as such term is defined in Rule501(a)(1) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

If the undersigned transferee cannot make the representations required in clause (ii) above, above, because it is factually incorrect, it shall be a condition to the transfer of the Warrant that the Company receive such other representations as the Company considers necessary, acting reasonably, to assure the Company that the transfer this Warrant shall not violate any United States or other applicable securities laws.

Dated: ___________________, _________

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of:
Signature of Transferee